FOR:	THE SPORTSMAN’S GUIDE 411 Farwell Avenue South Saint Paul, Minn. 55075 NASDAQ NMS: SGDE	FOR IMMEDIATE RELEASE

CONTACT:	William P. Bartkowski MeritViewPartners 612.605.8616

THE SPORTSMAN’S GUIDE CHANGES ACCOUNTING FOR BUYER’S CLUB
MEMBER FEES TO ADJUST TIMING OF REVENUE RECOGNITION;
2005 FIRST QUARTER EPS INCREASES BY $0.02

Company Will Restate Results with No Change to Earnings Per Share for the Past Two Annual Periods; No Cash Flow Impact; All Recent Trends with Respect to Net Sales and Earnings Growth Remain Intact

     South St. Paul, Minn. (6/24/05) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) announced today that it will change its accounting for Buyer’s Club membership fees and restate certain of the Company’s previously issued consolidated financial statements. The restatement will increase net earnings for the quarters ended March 31, 2005 and 2004 by $161,000, or $0.02 per diluted share, and $141,000, or $0.01 diluted per share, respectively. The restatement will also increase net earnings by approximately $2,000 and $35,000 for the years ended December 31, 2004 and 2003, respectively, with no impact on diluted earnings per share in either period.

     Gregory R. Binkley, President and Chief Executive Officer of the Company, commented, “This change is the result of comments we received from the Securities and Exchange Commission arising from their review of our 2004 Annual Report on Form 10-K and it only impacts our timing of revenue recognition of the Buyer’s Club membership fees. Based on our discussions with the SEC, we have determined that our membership fees were analogous to refundable fees for services and should be deferred and recognized in income on a straight-line basis over the membership term. Under our previous accounting policy we recognized a portion of the club fees in an amount equal to the discount earned by the members on actual product shipments.

     The change in the Company’s revenue recognition policy related to the Buyer’s Club membership fees, when compared to the Company’s previous policy, will tend to delay the recognition of fee income especially in the fourth quarter with the first three quarters of the next fiscal year benefiting from the change.

     “While the impact of the change for the last several annual periods is not material, we are restating previously issued consolidated financial statements because the effects of the accounting change to certain past quarterly periods are more significant and we have included a schedule showing such with this release. We believe all of our recent trends with respect to revenue and earnings growth remain intact in all material respects and this accounting change will have no impact on our cash flows in the past or future periods.” Binkley concluded.

     For further information with respect to this press release and the information herein, interested parties are invited to review the Company’s SEC filings related to this matter which will be posted on the Company’s investor relations website www.sportsmansguideir.com.

     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet web sites and catalogs. The Company’s web sites include http://www.sportsmansguide.com, http://www.tgw.com and http://www.bargainoutfitters.com.

— financial schedule to follow —

This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs, Internet sites and offerings

The Sportsman’s Guide, Inc.

Diluted EPS Impact of Financial Restatement

	Diluted Earnings Per Share*
	2004		2003
	As		As
	Reported	Restated	Reported	Restated
First Quarter	$0.15	$0.16	$0.12	$0.14
Second Quarter	$0.10	$0.16	$0.08	$0.13
Third Quarter	$0.13	$0.17	$0.09	$0.13
Fourth Quarter	$0.57	$0.46	$0.47	$0.38
Year Ended December 31	$0.95	$0.95	$0.78	$0.78

*	Quarterly diluted EPS may not add to annual diluted EPS due to differences in average number of diluted shares outstanding for the various periods and rounding.

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